As filed with the Securities and Exchange Commission on February 20, 2025

Registration No. 333-279131

Registration No. 333-277884

Registration No. 333-266535

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-279131

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-277884

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-266535

UNDER

THE SECURITIES ACT OF 1933

Kellanova

(Exact name of registrant as specified in its charter)

Delaware	38-0710690
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

412 N. Wells Street

Chicago, Illinois

269-961-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Todd Haigh

Chief Legal Officer

412 N. Wells Street

Chicago, IL 60654

269-961-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Robert M. Hayward, P.C.

Robert E. Goedert, P.C.

Kirkland & Ellis LLP

333 West Wolf Point Plaza

Chicago, IL 60654

(312) 862-2000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE AND DEREGISTRATION OF SECURITIES

Kellanova, a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to remove from registration any and all securities previously registered under the following Registration Statements on Form S-3 (collectively, the “Registration Statements”) that have not been sold or otherwise issued as of the date of this Post-Effective Amendment:

•	Registration No. 333-279131, filed with the Securities and Exchange Commission (the “Commission”) on May 6, 2024, registering an indeterminate amount of debt securities of the Registrant;

•

Registration No.  333-277884, filed with the Commission on March 13, 2024, registering 500,000 shares of common stock, par value $0.25 per share, of the Registrant for issuance under the Kellanova Direct Stock Purchase and Dividend Reinvestment Plan; and

•	Registration No. 333-266535, filed with the Commission on August 4, 2022, registering an indeterminate amount of debt securities of the Registrant.

Pursuant to and in accordance with the Agreement and Plan of Merger, dated as of August 13, 2024 (the “Merger Agreement”), by and among the Registrant, Acquiror 10VB8, LLC, a Delaware limited liability company (“Acquiror”), Merger Sub 10VB8, LLC, a Delaware limited liability company and a wholly owned subsidiary of Acquiror, and, solely for the limited purposes specified in the Merger Agreement, Mars, Incorporated, the Registrant is terminating any and all offerings of securities of the Registrant pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of post-effective amendment, any securities of the Registrant which remain unsold at the termination of the offerings, by filing this Post-Effective Amendment the Registrant hereby removes and withdraws from registration any and all of the securities registered under the Registration Statements that remain unsold as of the date hereof and hereby terminates the effectiveness of each of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 20th day of February, 2025.

KELLANOVA
(Registrant)

/s/ Todd W. Haigh
Name:	Todd W. Haigh
Title:	Senior Vice President, Chief Legal Officer & Secretary

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 under the Securities Act of 1933.